Exhibit C
SHAREHOLDER AND VOTING AGREEMENT
SHAREHOLDER AND VOTING AGREEMENT (this “Agreement”), dated as of May 10, 2011 (the “Effective Date”), by and between Concept Development Partners LLC, a Delaware limited liability company (“CDP”) and DHW Leasing, L.L.C., a South Dakota limited liability company (“DHW”).
W I T N E S S E T H:
WHEREAS, pursuant to a Stock Purchase Agreement dated February 8, 2011, between Granite City Food & Brewery Ltd., a Minnesota corporation (the “Company”), and CDP (the “Stock Purchase Agreement”), CDP is the legal and beneficial holder of 3,000,000 shares of the Series A Convertible Preferred Stock, $.01 par value, of the Company (the “Series A Preferred Stock”);
WHEREAS, following the repurchase by the Company of 3,000,000 shares of common stock, $.01 par value, of the Company (“Common Stock”), from DHW pursuant to a Stock Repurchase Agreement dated February 8, 2011, among DHW, Donald A. Dunham, Jr., Christine Dunham, Charles J. Hey, Dunham Capital Management, L.L.C., CDP and the Company (the “Stock Repurchase Agreement”), DHW is the legal and beneficial holder of 1,666,666 shares of Common Stock; and
WHEREAS, the parties hereto desire to provide for certain rights and obligations in respect of their respective ownership of shares of Series A Preferred Stock and Common Stock as hereinafter provided.
NOW THEREFORE, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions. As used in this Agreement, the following terms have the following meanings:
“Affiliate” as applied to any specified Person, shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any Person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.
“Board of Directors” shall mean the Board of Directors of the Company.
“CDP” shall have the meaning set forth in the opening paragraph.

“CDP Designees” shall have the meaning set forth in Section 2.1(a).
“Common Stock” shall have the meaning set forth in the recitals.
“Company” shall have the meaning set forth in the recitals.
“DHW” shall have the meaning set forth in the opening paragraph.
“DHW Designees” shall have the meaning set forth in Section 2.1(a).
“Proxy” shall have the meaning set forth in Section 2.2(b).
“Series A Preferred Stock” shall have the meaning set forth in the recitals.
“Shares” shall mean, collectively, the Common Stock and the Series A Preferred Stock, whether now owned or acquired after the date hereof.
“Stock Purchase Agreement” shall have the meaning set forth in the recitals.
“Stock Repurchase Agreement” shall have the meaning set forth in the recitals.
ARTICLE 2
CORPORATE GOVERNANCE AND VOTING
2.1 Board of Directors of the Company.
(a) At the Effective Date, the Board of Directors shall be composed of eight members. CDP (or any representative thereof designated by CDP) shall be entitled, but not required, to nominate five members to the Board of Directors (collectively, the “CDP Designees”), and DHW (or any representative thereof designated by DHW) shall be entitled, but not required, to nominate two members to the Board of Directors (collectively, the “DHW Designees”).
(b) DHW and CDP shall vote all of the Shares owned or held of record by them at all regular and special meetings of the shareholders of the Company called or held for the purpose of electing directors or filling positions on the Board of Directors, and in each written consent executed in lieu of such a meeting of shareholders, and, to the extent entitled to vote thereon, each party hereto shall take all actions otherwise necessary, including attending shareholder meetings in person or by proxy for purposes of obtaining a quorum, to ensure (to the extent within the parties’ collective control) that the CDP Designees and the DHW Designees are elected to the Board of Directors at any such meetings of the shareholders of the Company.
(c) The initial CDP Designees to be elected at the 2011 annual meeting of the Company shall be Fouad Z. Bashour, Robert J. Doran, Michael S. Rawlings, Louis M. Mucci and Michael H. Staenberg and the DHW Designees that shall continue on the Board of Directors and be nominated for election at such meeting are Joel C. Longtin and Milton D. Avery.

(d) CDP shall be entitled to nominate an individual to fill any vacancy on the Board of Directors caused by the resignation, death or removal of a CDP Designee. DHW shall be entitled to nominate an individual to fill any vacancy on the Board of Directors caused by the resignation, death or removal of a DHW Designee. Neither CDP nor DHW shall unreasonably object to the other’s designees to the Board of Directors. The full Board of Directors shall fill any vacancy on the Board of Directors caused by the resignation, death or removal or a member of the Board of Directors.
(e) At the Effective Date, all currently existing committees of the Board of Directors, and any newly-created committees of the Board of Directors, shall have at least one of its members be a CDP Designee and at least one of its members be a DHW Designee. The director removal and vacancy nominating provision set forth above for the Board of Directors shall apply to any committee of the Board of Directors. Neither CDP nor DHW shall unreasonably object to the other’s designees to any committee of the Board of Directors.
2.2 Other Matters to be Voted on by the Shareholders and Proxy.
(a) DHW shall vote all of the Shares owned or held of record by them at all regular and special meetings of the shareholders of the Company, and in each written consent executed in lieu of such a meeting of shareholders, in the same manner as CDP votes its Shares on those matters, and, to the extent entitled to vote thereon, DHW shall take all actions otherwise necessary, including attending shareholder meetings in person or by proxy for purposes of obtaining a quorum, to ensure (to the extent within its control) that its Shares are voted in the same manner as CDP votes its Shares at any such meetings of the shareholders of the Company. CDP shall inform DHW in writing of its expected vote on all matters presented at all regular and special meetings of the shareholders of the Company to allow DHW to vote in the same manner.
(b) As of the Effective Time, DHW agrees to execute and deliver to CDP the proxy in the form attached hereto as Schedule A (the “Proxy”).
(c) DHW ACKNOWLEDGES THAT THE PROXY GRANTED BY DHW TO CDP IS AN IRREVOCABLE PROXY, COUPLED WITH AN INTEREST IN FAVOR OF CDP. The parties agree that an interest to support the irrevocable nature of the Proxy is created as a result of, among other things, the entering into of this Agreement, the Stock Purchase Agreement and the Stock Repurchase Agreement.
(d) CDP shall be entitled to exercise its rights pursuant to the Proxy when and as it in its sole discretion deems appropriate. Failure of CDP to exercise its right to vote pursuant to the Proxy at any time or from time to time shall not in any way adversely affect the validity of the Proxy or CDP’s rights thereunder.
(e) DHW agrees to vote its Shares in a manner that is consistent with this Agreement whenever CDP does not exercise its rights to vote pursuant to the Proxy.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR THE PROXY, UPON THE EXERCISE BY CDP OF ITS VOTING RIGHTS UNDER THE PROXY ON ANY ISSUE AND UPON NOTICE THEREOF TO DHW, DHW AGREES TO REFRAIN FROM ATTEMPTING TO VOTE ITS SHARES OTHER THAN IN ACCORDANCE WITH CDP’S INSTRUCTIONS OR TO IN ANY WAY HINDER OR DELAY THE VOTING BY CDP WITH RESPECT TO THE ISSUE IN QUESTION.
(f) DHW agrees that, during the Term (as defined in the Proxy) of the Proxy, it will cause all certificates representing all Shares now issued or that may in the future be issued to DHW, to contain the legends specified in Section 2.5 of the Proxy.
ARTICLE 3
TERMINATION
3.1 Termination. The provisions of Section 2.1 of this Agreement shall terminate upon the earliest to occur of:
(a) the mutual agreement of the parties hereto;
(b) the fifth anniversary of the date of this Agreement;
(c) the date on which DHW and its Affiliates no longer own at least 250,000 shares of outstanding Common Stock;
(d) the date on which DHW’s loans to Great Western Bank, CorTrust Bank and Dacotah Bank are reduced to an aggregate principal amount of $250,000 or less; and
(e) the date on which CDP and its Affiliates no longer own any capital stock of the Company.
The provisions of Section 2.2 of this Agreement shall terminate upon the earlier to occur of (a) such time as DHW and its Affiliates no longer own any shares of outstanding capital stock of the Company, and (b) such time as CDP and its Affiliates no longer own any shares of Series A Preferred Stock.
ARTICLE 4
MISCELLANEOUS
4.1 No Inconsistent Agreements. DHW represents and agrees that there is no (and from and after the date hereof it will not, and will cause its Affiliates not to, enter into any) agreement with respect to any securities of the Company or any of its subsidiaries (and from and after the date hereof DHW shall not take, or permit any of its Affiliates to take, any action) that is inconsistent in any material respect with the rights granted to CDP in this Agreement.

4.2 Recapitalization, Exchanges, etc. If any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to shareholders or combination of the Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement and the terms “Common Stock,” “Series A Preferred Stock” and “Shares,” each as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate.
4.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns; provided that neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by DHW.
4.4 No Waivers; Amendments. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. This Agreement may not be amended or modified, nor may any provision hereof be waived, other than by a written instrument signed by the parties hereto.
4.5 Notices. All notices, demands, requests, consents or approvals required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or such other address (and with such other copy) as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable overnight courier service.
If to CDP:
Concept Development Partners LLC
5724 Calpine Drive
Malibu, California 90265
Attention: Dean S. Oakey
Telephone: (310) 457-0356
Facsimile: (310) 457-0256

With a copy to:
CIC II LP
500 Crescent Court, Suite 250
Dallas, Texas 75201
Attention: Fouad Bashour
Telephone: (214) 871-6825
Facsimile: (214) 880-4491
and
Fulbright & Jaworski LLP
1301 McKinney Street, Suite 5100
Houston, Texas 77010
Attention: Edward Rhyne
Telephone: (713) 651-8334
Facsimile: (713) 651-5246
If to DHW:
Donald A. Dunham, Jr. and Dunham Capital Management
230 South Phillips Avenue, Suite 202
Sioux Falls, SD 57104-6321
Attention: Nancy J. Hughes, President and Chief Operating Officer
Telephone: (605) 330-9402
Facsimile: (605) 330-9444
With a copy to:
John F. Archer
Hagen, Wilka & Archer, LLP
600 South Main Avenue, Suite 102
P.O. Box 964
Sioux Falls, SD 57104
Telephone: (605) 334-0005
Facsimile: (605) 334-4814
4.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF MINNESOTA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
4.7 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
4.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

4.9 Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.
4.10 Public Disclosure. DHW shall not, and shall not permit any of its Affiliates to, make any public announcements or disclosures relating or referring to CDP, any of its Affiliates, or any of their respective directors, officers, partners, employees or agents (including, without limitation, any Person designated as a director of the Company pursuant to the terms hereof) unless CDP has consented to the form and substance thereof, which consent shall not be unreasonably withheld except to the extent such disclosure is, in the opinion of counsel, required by law or by stock exchange regulation, provided that (i) any such required disclosure shall only be made, to the extent consistent with the law, after consultation with CDP and (ii) no such announcement or disclosure (except as required by law or by stock exchange regulation) shall identify any such Person without CDP’s prior consent. CDP and DHW shall, to the extent practicable, coordinate any filings each is required to make under the federal securities laws regarding their respective ownership of Shares.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONCEPT DEVELOPMENT PARTNERS LLC
By:	/s/ Fouad Bashour
	Name:	Fouad Bashour
	Title:	Manager

DHW LEASING, L.L.C.
By:	/s/ Donald A. Dunham, Jr.
	Name:	Donald A. Dunham, Jr.
	Title:	Managing Member
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